UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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Pineapple Energy Inc.

(Name of Registrant as Specified In Its Charter)

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FINAL CALL TO ACTION: VOTE YOUR PINEAPPLE SHARES

Pineapple Energy Urges All Shareholders Who Have Yet to Vote To Do So

Before July 19th, 2024

LONG ISLAND, NY. – JULY 8, 2024 – Pineapple Energy Inc. (NASDAQ: PEGY) (“Pineapple” or the “Company”), a leading provider of sustainable solar energy and back-up power to households and small businesses, is urging shareholders who have yet to vote their shares to do so before July 19th, 2024.

Pineapple’s annual shareholder vote, which was virtually held on July 1st, 2024, had resulted in 49,447,703 shares, or 45.6% voter participation. Due to Pineapple’s charter, 50.001% of all of the Company’s outstanding shares are required to meet corporate quorum requirements.

The meeting was adjourned and rescheduled for 11:00 AM ET on July 19th, 2024.

Interim CEO Scott Maskin noted that there has been an overwhelmingly positive response in favor of all annual proxy vote items from the vote so far.

“I want to thank each of the shareholders that voted their shares. All agenda items are being enthusiastically approved by large majorities,” Maskin said, adding that the voting process itself can be complex. “Shareholder voting is confusing, and many brokerage houses refuse to enter votes on behalf of their shareholders. It is our belief that through the hard work of our leadership and proxy solitication team, we will meet quorum requirements.”

“I once again ask each of you who have or have had shares on the date of record May 23rd, 2024 to contact our proxy solicitor Morrow Sodali at 1-877-787-9239 or email me directly at scott.maskin@pineappleenergy.com to assist you,” Maskin added.

“This applies even if you sold your shares. Meeting quorum and ensuring a positive outcome of this proxy vote will equip your leadership team with the tools necessary to begin restoring shareholder equity. Every vote counts and every share counts.”

About Pineapple Energy

Pineapple is focused on growing leading local and regional solar, storage, and energy services companies nationwide. Our vision is to power the energy transition through grass-roots growth of solar electricity paired with battery storage. Our portfolio of brands (SUNation Energy, Hawaii Energy Connection, E-Gear) provide those within the Residential and Commercial sectors an end-to-end product offering spanning solar, battery storage, and grid services.

About SUNation Energy

SUNation Energy, a Pineapple Energy company, is the solar and energy expert trusted by over 9,000 homeowners, businesses and municipalities since 2003 for professionally installing the highest quality equipment with an exceptional customer experience. With offices in Ronkonkoma, NY and Tampa, FL, SUNation Energy offers the complete in-house sustainable energy experience including residential and commercial solar installation, community solar, roofing, backup battery storage, EV charging, and more. Their not-for-profit corporation, SUNation Cares, also provides the gift of free electricity for life to Veterans and their families. SUNation was recently recognized as NYSERDA Quality Solar Installer Platinum Status in 2024, one of five solar companies in New York to achieve platinum status and the only on Long Island.

Contacts:
Scott Maskin Interim Chief Executive Officer +1 (631) 823-7131 scott.maskin@pineappleenergy.com Pineapple Investor Relations +1 (952) 996-1674 IR@pineappleenergy.com